FOR IMMEDIATE RELEASE:

ZAGG REPORTS THIRD QUARTER FINANCIAL RESULTS
***
REVENUE INCREASED 76% YEAR OVER YEAR

SALT LAKE CITY - November 14, 2007 - ZAGG Incorporated (OTCBB: ZAGG) a leading provider of protective coverings and accessories for consumer electronics today reported earnings for the three and nine month period ended September 30, 2007.

The Company reported net revenue of $1,437,408 and net loss of ($733,428), or ($0.04) per share, for the quarter ended September 30, 2007. In comparison, third quarter 2006 net revenue was $816,022 and net income of $15,556, or $0.00 per share. Third quarter net revenue increased $704,214, or 76%, from the same quarter last year, primarily due to strong demand for the Company’s invisibleSHIELD™ product line.

The net loss of ($733,428) includes non-cash expenses related to charges for the issuance of common stock to employees and key vendors prior to the adoption of the Company’s ESOP plan. Net of these charges, net income would be $66,572.

Robert G. Pedersen II, ZAGG president & CEO stated, “The third quarter is a glimpse of the kind of growth we plan to experience for many quarters to come, and I’m excited to be involved in such a fast moving company.” He added, “We are now well poised to be able to manage this continued growth with a very solid infrastructure and are well positioned for a strong Q4 and fiscal 2008.”

About ZAGG Inc:
ZAGG Inc designs, markets and sells protective coverings for consumer electronic and hand-held devices under the brand name invisibleSHIELD™, primarily in the United States and Europe. The patent-pending invisibleSHIELD™ is a protective, high-tech film covering, designed for iPods, laptops, cell phones, PDAs, watch faces, gaming devices, digital cameras, and other items. Currently, ZAGG offers over 1,000 designs with a lifetime replacement warranty through online channels, resellers, college bookstores, Mac stores and mall kiosks. Since inception, ZAGG has sold over 450,000 invisibleSHIELDs worldwide. The company plans to increase its product lines to offer electronic accessories, including an exclusive line for iPod, and an expanded array of invisibleSHIELD™ products for other industries. For more information please visit the company’s web sites at www.ZAGG.com and www.invisibleSHIELD.com.

ZAGG’s full catalog of over 1,000 invisibleSHIELD designs, the RockStic™ speaker system, and line of iPod accessories is available on the primary website at www.invisibleshield.com.

Special Note Regarding Forward Looking Statements:
Statements contained in this release regarding our expectations concerning the fourth quarter, and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All such statements are based upon information available to us as of November 14, 2007; and we disclaim any intention or obligation to update any such statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include losses of key personnel; lower than anticipated sales of our products; unexpected technical, manufacturing, or supply issues with our products; supply shortages impacting our suppliers; any inability to maintain a competitive cost structure; competition; any inability to maintain stringent quality assurance standards and customer satisfaction; difficulties in identifying and completing strategic opportunities to grow our business; intellectual property disputes; adverse final judgments in litigation; general economic and/or industry-specific conditions including significant changes in the landscape of our products’ demand, pricing, or competition; and the other risks and uncertainties identified in the reports filed from time to time by ZAGG with the U.S. Securities and Exchange Commission, including ZAGG's most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB.

Media Contact:
Alpaytac Inc.
Caroline Rubenstein
312-245-9805 ext. 110
caroline@alpaytac.com
or
ZAGG Inc
Robert Pedersen II, President and CEO
801-263-0699
robert@zagg.com

Investor Relations:
Catalyst Financial Resources, LLC
Aimee Boutcher
(503) 757-4017
aimee@catalystresearch.com
or
ZAGG Inc
Brandon O’Brien, CFO
(801) 263-0699
brandon@zagg.com

ZAGG Incorporated
Condensed Consolidated Balance Sheets

	Three Months Ended		Nine Months Ended
	Sep 30, 2007	Sep 30, 2006	Sep 30, 2007	Sep 30, 2006

Revenues	$1,437,408	$816,022	$3,034,714	$1,978,533
Cost of revenues	(299,027)	(193,153)	(689,858)	(537,375)

Gross profit	1,138,381	622,869	2,344,856	1,441,158

Expenses:
Selling, general and administrative	834,927	450,175	1,873,712	1,121,539
Compensation expense related to stock issuance	800,000	-	800,000	-
Advertising and marketing	227,624	108,388	467,410	269,689
Legal and accounting	25,795	30,050	248,240	34,937

Total expenses	1,888,346	588,613	3,389,362	1,426,165

Total other income (expense), net	16,771	(18,700)	(5,243)	(11,740)

Net (loss) income before benefit (provision) for income taxes	(733,194)	15,556	(1,049,749)	3,253
Income tax (expense) benefit	(234)	-	(2,544)	13,464

Net (loss) income	(733,428)	15,556	(1,052,293)	16,717

Basic and diluted net loss per common share	$(0.04)	$0.00	$(0.07)	$(0.00)

Weighted average shares outstanding	17,631,495	10,000,000	16,131,123	10,033,333

Condensed Consolidated Balance Sheets

	As of	As of
	Sep 30, 2007	Dec 31, 2006

Current assets	$3,118,876	$791,320
Long-term assets	359,216	235,933
Total assets	$3,478,092	$1,027,253

Current liabilities	$517,765	$870,793
Long-term liabilities	12,365	12,087
Stockholders’ equity	2,947,962	144,373
Total liabilities and stockholders' equity	$3,478,092	$1,027,253